Exhibit (a)(1)(v)

FORM OF REPURCHASE INSTRUMENT

NT Equity Long/Short Strategies Fund (“Payor”), a Delaware statutory trust, hereby promises to pay [UNITHOLDER NAME] (“Payee”) the Payment Amount (as defined in Section 2) as discussed below.

This Repurchase Instrument is being issued so that Payor may repurchase the units of interest in Payor (the “Repurchased Units”) from Payee pursuant to the terms and subject to the conditions set out in the applicable Offer to Repurchase and the Notice of Intent to Tender submitted by Payee (which Offer to Repurchase and Notice of Intent to Tender, together with any amendments or supplements thereto collectively constitute the “Offer”).  This Repurchase Instrument is (i) not negotiable, (ii) not interest-bearing and (iii) not assignable.

1.         General Payment Provisions.  Payor will make the Payment under this Repurchase Instrument in a single installment in such currency of the United States of America as will be legal tender at the time of payment.  Payment under this Repurchase Instrument will be made by immediately available funds to Payee’s account as previously identified to Payor by Payee.  Notwithstanding the foregoing, Payor may decide, in its sole discretion, to make payment in cash, by the distribution of securities in kind, or partly in cash and partly in kind.  Any payment in the form of securities will be made by means of a separate arrangement entered into with Payee in the sole discretion of Payor.

2.         Payment.  The “Payment Amount” will be an amount equal to the net asset value of the Repurchased Units determined as of June 30, 2013 (the “Valuation Date”) (and valued within 30 days of such Valuation Date in accordance with the policies and procedures with respect to the determination of net asset value as determined from time to time by the Board Trustees of Payor pursuant to Payor’s Agreement and Declaration of Trust).  Payor will make payment under this Repurchase Instrument following the determination of the net asset value as of Payor’s units as of the Valuation Date, but in no event later than the later of (1) thirty (30) days after the Valuation Date, or (2) if Payor has requested withdrawals of its capital from any investment funds in which Payor is invested in order to fund the repurchase of the Repurchased Units and the payment of the Payment Amount, within ten (10) business days after Payor has received at least 90% of the aggregate amount withdrawn by Payor from the investment funds.

To the extent that the Repurchased Units are subject to an Early Withdrawal Charge (as defined in Payor’s offering memorandum), such Early Withdrawal Charge will be deducted from the Payment Amount.

3.         Optional Prepayment.  This Repurchase Instrument may be prepaid, without premium, penalty or notice, at any time on or after the Valuation Date.

4.         Events of Default.

(a)        The occurrence of any of the following events shall be deemed to be an “Event of Default” under this Repurchase Instrument:

(i.)	Payor defaults in payment of the Payment Amount when due in accordance with this Repurchase Instrument and any such default continues for a period of ten (10) days;

(ii.)
Payor shall commence any proceeding or other action relating to itself in bankruptcy or seeking reorganization, arrangement, readjustment, dissolution, liquidation, winding-up, relief or composition of Payor or of the debts of Payor under any law relating to bankruptcy, insolvency or reorganization or relief of debtors and any of such events continues for sixty-five (65) days undismissed, unbonded or undischarged; Payor applies for, or consents or acquiesces to, the appointment of a receiver, conservator, trustee or similar officer for Payor or for all or substantially all of the property of Payor and any of such events continues for sixty-five (65) days undismissed, unbonded or undischarged; or

(iii.)
The commencement of any proceeding or the taking of any other action against Payor in bankruptcy or seeking reorganization, arrangement, readjustment, dissolution, liquidation, winding-up, relief or composition of Payor or of the debts of Payor under any law relating to bankruptcy, insolvency or reorganization or relief of debtors and any of such events continues for sixty-five (65) days undismissed, unbonded or undischarged; or the appointment of a receiver, conservator, trustee or similar officer for Payor or for all or substantially all of the property of Payor and any such event continues for sixty (60) days undismissed, unbonded or undischarged.

(b)        Upon the occurrence of an Event of Default, the entire unpaid amount of this Repurchase Instrument outstanding shall become immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, and without any action on the part of Payee.

5.         Miscellaneous.

(a)        Governing Law; Consent to Jurisdiction.  This Repurchase Instrument and the rights and remedies of Payor and Payee will be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be wholly performed within such State, without regard to the conflict of laws principles of such State.  Any legal action, suit or proceeding arising out of or relating to this Repurchase Instrument may be instituted in any state or federal court located within the State of Delaware, and each party hereto agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the venue of the action, suit or proceeding is improper or that this Repurchase Instrument or the subject matter hereof may not be enforced in or by such court.

(b)        Notices.  All communications under this Repurchase Instrument will be given in writing, sent by telecopier or registered mail to the address set forth below or to such other address as such party will have specified in writing to the other party hereto, and will be deemed to have been delivered effective at the earlier of its receipt or within two (2) days after dispatch.

If Payor, to:	NT Equity Long/Short Strategies Fund 50 South LaSalle Street Chicago, Illinois 60603

If Payee, to:	to name and address of Payee, as set forth in the books and records of Payor

(c)        Severability, Binding Effect.  Any provision of this Repurchase Instrument that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(d)        Amendment; Waiver.  No provision of this Repurchase Instrument may be waived, altered or amended, except by written agreement between Payor and Payee.

(e)        Waiver of Presentment.  Payor hereby waives presentment, protest, demand for payment and notice of default or nonpayment to or upon Payor with respect to this Repurchase Instrument.

(f)         No Transferability. Payee may not directly or indirectly pledge, assign, sell, hypothecate, exchange, transfer or otherwise dispose of legal or beneficial ownership (including without limitation through any swap, structured note or any other derivative transaction) of all or any portion of this Repurchase Instrument to any person (collectively a “Transfer”), except for a Transfer that is effected solely by operation of law as the result of the death, divorce, bankruptcy, insolvency, adjudication of incompetence, dissolution, merger, reorganization or termination of such Payee or otherwise or a Transfer that is effected with the written consent of Payor, which consent may be given or withheld in Payor’s sole and absolute discretion, and any such permitted transferee shall become automatically subject to and bound by the terms of this Repurchase Instrument without any action on the part of such transferee.

(g)        Certain Rights.  Payee shall retain all rights to inspect the books and records of Payor and to receive financial and other reports relating to Payor until the Payment Date.  However, Payee shall not be a Unitholder of Payor and shall have no other rights (including, without limitation, any voting rights) as a Unitholder under Payor’s Agreement and Declaration of Trust.

(h)        Valuation.  For purposes of calculating the value of the Repurchased Units, the amount payable to Payee will take into account and include all income, gains, losses, deductions and expenses of Payor through the Valuation Date.  If Payor is liquidated or dissolved prior to the originally designated Valuation Date, the Valuation Date shall become the date on which Payor is liquidated or dissolved and the value of the Repurchased Units will be calculated in accordance with the foregoing sentence.

(i)         Entire Agreement.  This Repurchase Instrument and the Offer set out herein between the parties and supersede any prior oral or written agreement between the parties.

IN WITNESS WHEREOF, Payor has duly caused this Repurchase Instrument to be duly executed as of the date first above written.

NT EQUITY LONG/SHORT STRATEGIES FUND

By:

Name:

Title:

5